                                                             LOGO
                                     ALCAN INC.

                                 Notice of Annual Meeting
                                 26 April 2001

                                 Management Proxy Circular

[2001 LOGO]
Please complete, sign and date
your proxy and return it promptly in
the enclosed postage-paid envelope.

                                    CONTENTS

Page
NOTICE OF ANNUAL MEETING  ..................................    1
MANAGEMENT PROXY CIRCULAR  .................................    2
  Proxy Solicitation  ......................................    2
  Voting Shares and Record Date  ...........................    3
  Voting by Shareholders  ..................................    3
  Voting by Proxyholders  ..................................    3
     Appointment of Proxyholders and Revocation of
       Proxies  ............................................    3
     Proxy Voting Procedures  ..............................    3
  Business at Annual Meeting  ..............................    4
  Financial Statements and Auditors' Report  ...............    4
  Election of Directors  ...................................    5
  Holdings of Shares and Deferred Share Units by
     Directors  ............................................    8
  Holdings of Shares by Others  ............................    8
  Corporate Governance Practices  ..........................    8
  Board Meetings and Board Committees  .....................   10
     Corporate Governance Committee  .......................   10
     Audit Committee  ......................................   10
     Environment Committee  ................................   10
     Personnel Committee  ..................................   10
     Options Committee  ....................................   11
  Executive Compensation  ..................................   12
     Report on Executive Compensation  .....................   12
     Performance Graph  ....................................   17
     Summary Compensation Table  ...........................   18
     Executive Performance Award  ..........................   19
     Other Compensation  ...................................   19
     Alcan Executive Share Option Plan  ....................   19
     Retirement Benefits  ..................................   22
     Retiring Allowances  ..................................   23
     Board Fees  ...........................................   23
  Compensation of Non-Executive Directors  .................   23
     Fees and Expenses  ....................................   23
     Share Investment Plan for Directors  ..................   23
     Retirement Arrangements  ..............................   24
     Special Payment  ......................................   24
  Indebtedness of Directors and Executive Officers  ........   24
  Directors' and Officers' Liability Insurance  ............   25
  Appointment of Auditors  .................................   25
  Approval of Board of Directors  ..........................   25

La version francaise du present document ainsi que la formule de procuration qui l'accompagne seront envoyees aux actionnaires sur demande. Veuillez communiquer avec la Compagnie Trust CIBC Mellon, en appelant au 1-800-387-0825 (sans frais) ou a frais vires au 416-643-5500.

ALCAN LETTERHEAD
                                                                            LOGO

NOTICE OF ANNUAL MEETING

The 99th Annual Meeting of the holders of the Common Shares of Alcan Inc. will be held on Thursday, 26 April 2001 at 10:00 a.m. in the Assembly Hall, International Civil Aviation Organization, 999 University Street, Atrium entrance, Montreal, Quebec, Canada, for the following purposes:

1. receiving the financial statements and the Auditors' Report for the year ended 31 December 2000,

2. electing Directors, and

3. appointing Auditors and authorizing the Directors to fix their remuneration.

Shareholders who cannot attend the Annual Meeting may submit their proxies in accordance with the procedures set out in the attached Management Proxy Circular.

                                             By order of the Board of Directors,

                                                                            LOGO
                                                                 David McAusland
                                                          Senior Vice President,
Montreal, Canada                                         Mergers & Acquisitions,
7 March 2001                                   Chief Legal Officer and Secretary

ALCAN LETTERHEAD
                                                                            LOGO

                                                                    7 March 2001

MANAGEMENT PROXY CIRCULAR

THIS MANAGEMENT PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS AND MANAGEMENT OF ALCAN INC. FOR USE AT THE ANNUAL MEETING TO BE HELD IN MONTREAL ON 26 APRIL 2001 (AND ANY ADJOURNMENT THEREOF) FOR THE PURPOSES SET OUT IN THE ATTACHED NOTICE OF ANNUAL MEETING.

Unless stated otherwise, the following expressions used in this Management Proxy Circular have the meanings indicated:

"Alcan" or "Company" means Alcan Inc., formerly Alcan Aluminium Limited, "Algroup" means Alusuisse Group Ltd. (a Subsidiary of Alcan following the
     Combination) and, where applicable, one or more of its subsidiaries, "Board" or "Board of Directors" means the Board of Directors of Alcan, "Combination" means the process by which Algroup became a Subsidiary of Alcan on
     18 October 2000, through the completion of a share exchange offer by Alcan for the shares of Algroup,
"Director" means a Director of Alcan,
"Executive Officers" means the President and Chief Executive Officer, the
     Executive Vice Presidents, the Vice Presidents (including the Secretary), the Treasurer and the Controller of Alcan,
"Meeting" means the Annual Meeting of Shareholders to be held on 26 April 2001 and any adjournment thereof,
"Non-Executive Director" means a Director of Alcan who is not an employee of
     Alcan or its Subsidiaries or Related Companies,
"Notice" means the attached Notice of Annual Meeting, "Related Company" means a company in which Alcan owns, directly or indirectly,
     50% or less of the voting stock and in which Alcan has significant influence over management, but does not include a company in a joint venture,
"Shareholder" means a holder of the Shares, "Shares" or "Common Share" means a common share in the capital of Alcan, "Subsidiary" means a company controlled, directly or indirectly, by Alcan, and "$" means U.S. Dollars.

PROXY SOLICITATION

The solicitation of proxies will be made primarily by mail, but may also be made by electronic means, by telephone or in person. The cost of soliciting proxies will be borne by Alcan. CIBC Mellon Trust Company and Morrow & Co., Inc. have been retained by Alcan in Canada and the United States, respectively, to assist in the solicitation of proxies from Shareholders. For these services, CIBC Mellon Trust Company and Morrow & Co., Inc. are expected to receive, from Alcan, fees of approximately Can. $15,000 and $10,000, respectively, plus reimbursement of reasonable expenses. In addition, employees of Alcan may solicit proxies without compensation. CIBC Mellon Trust Company is responsible for the tabulation of proxies.

VOTING SHARES AND RECORD DATE

The Shares are the only class of outstanding shares of Alcan which entitle holders to vote at the Meeting. Each Share entitles the holder to one vote at the Meeting. As at 7 March 2001, there were 318,372,077 Shares outstanding. Only Shareholders of record at the close of business on that date are entitled to receive the Notice. They will also be entitled to vote unless their Shares have been transferred and the transferee has produced a properly-endorsed certificate(s) representing the transferred Shares or has otherwise established ownership of the transferred Shares and has requested, at least 10 days before the Meeting, that such transferee's name be included on the list of Shareholders, in which case the transferee will be entitled to vote such Shares instead of the transferor.

VOTING BY SHAREHOLDERS

A vote at the Meeting may be given by the Shareholder attending in person. The participation by a Shareholder in such a vote will automatically revoke any proxy which has been previously given by the Shareholder in respect of business covered by that vote.

VOTING BY PROXYHOLDERS

APPOINTMENT OF PROXYHOLDERS AND REVOCATION OF PROXIES

A vote at the Meeting may, instead, be given by proxy, and the proxyholder need not be a Shareholder. If the Shareholder is a body corporate or association, the form of proxy must be signed by a person duly authorized by that body corporate or association.

The authority granted by a proxy may be revoked by the Shareholder with a letter of revocation or another proxy with a later date.

All proxies or letters of revocation must be delivered NO LATER THAN THE CLOSE OF BUSINESS (5:00 P.M. E.D.T.) ON 25 APRIL 2001:

     to CIBC Mellon Trust Company at       200 Queen's Quay East, Unit 6
                                           Toronto, Ontario, Canada M5A 4K9
                                           Telecopier: (416) 368-2502,

     or to Morrow & Co., Inc. at           445 Park Avenue
                                           New York, N.Y. 10022, U.S.A.
                                           Telecopier: (212) 754-8300,

or hand-delivered on 26 APRIL 2001 to the Chairman prior to the commencement of the Meeting.

PROXY VOTING PROCEDURES

The accompanying form of proxy represents all Shares registered in the Shareholder's name, including any whole Shares which the Shareholder may own as a participant in Alcan's Dividend Reinvestment Plan and/or Share Purchase Plan.

Three persons, who are Directors or Executive Officers of Alcan, are proposed in the accompanying form of proxy as proxyholders to attend the Meeting and vote the Shares represented by the proxy. Their names are printed on the form of proxy. If the form of proxy is signed and returned, these proxyholders will vote in accordance with the instructions the Shareholder marks on it. IF NO INSTRUCTIONS ARE MARKED, THEY WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS (SEE PAGES 5 TO 7), AND FOR THE APPOINTMENT OF AUDITORS (SEE PAGE 25).

A Shareholder may appoint any other person as proxyholder either by writing that person's name in the blank space provided for that purpose on the form of proxy or by completing another appropriate form of proxy. In either of these cases, the Shareholder is advised in his or her own interest to specify a choice with respect to each of the matters to be presented for action at the Meeting.

BUSINESS AT ANNUAL MEETING

Only the business described in the Notice may be presented for action at the Meeting. The form of proxy provides discretionary authority to vote only on matters concerning the conduct of the Meeting.

FINANCIAL STATEMENTS AND AUDITORS' REPORT

The consolidated financial statements of Alcan and the Auditors' Report for 2000 will be submitted to Shareholders at the Meeting, but no vote with respect thereto is required or proposed to be taken.

ELECTION OF DIRECTORS

Nine Directors are to be elected to serve until the close of the 2002 Annual Meeting or until they cease to hold office as such. The Board of Directors and Management recommend the election of the nominees named below.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------
          [PHOTO]                   W.R.C. BLUNDELL, O.C.                                                           2000
                                    Bill Blundell, 73, is presently interim President and Chief Exec-
                                    utive Officer of Alcan and formerly a Director from 1987 to 1999. He has recently retired as chairman of the Manufacturers Life Insurance
                                    Company, and is a director of a number of Canadian companies.
                                    Mr. Blundell is a vice-chairman of the Canadian Institute of Applied
                                    Research, and has served as a member of the National Forum on Health, as chairman of the Wellesley Hospital, and as governor of the
                                    University of Toronto. He was with General Electric Canada Inc. from
                                    1949 to 1991, the last six years as chairman and chief executive officer.
                                    Mr. Blundell is a member of the Corporate Governance Committee, the
                                    Audit Committee and the Personnel Committee, except for his period of service as interim President and Chief Executive Officer.

          [PHOTO]                   MARTIN EBNER                                                                    2000
                                    Martin Ebner, 55, has been chairman of the Algroup board since April
                                    1999. He is also chairman of the board of directors of BZ Group
                                    Holding Limited, as well as chairman of the board of directors of
                                    Lonza Group Ltd. and a member of the board of directors of ABB Ltd.
                                    Mr. Ebner is a member of the Corporate Governance Committee and the
                                    Personnel Committee.

          [PHOTO]                   TRAVIS ENGEN                                                                    1996
                                    Travis Engen, 56, was until recently chairman and chief executive officer of ITT Industries, Inc. in the United States and has held several important positions within the ITT organization, including that of executive vice president of ITT Corporation from 1991 to 1995.
                                    Mr. Engen is a member of the U.S. President's National Security
                                    Telecommunications Advisory Committee. He is a director of Fundacion
                                    Chile. He is also a director of Lyondell Chemical Company and a member of the Business Roundtable and the Manufacturers Alliance Board of
                                    Trustees, all of which are located in the United States.
                                    Mr. Engen is a member of the Corporate Governance Committee, and
                                    Chairman of the Personnel Committee; his membership on these
                                    Committees will cease on March 12, 2001, when Mr. Engen becomes
                                    President and Chief Executive Officer of Alcan.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------
          LOGO                      DR. JOHN R. EVANS, C.C.                                                         1986
                                    John R. Evans, 71, is non-executive Chairman of Alcan as well as chairman of Torstar Corporation. Dr. Evans was chairman and chief executive officer of Allelix Inc. from 1983 to 1989, president of the
                                    University of Toronto from 1972 to 1978, and director of the
                                    Population, Health and Nutrition Department of the World Bank from
                                    1979 to 1983. He is past chairman of the Rockefeller Foundation. He is also a director of MDS Health Group Ltd, Glyco Design Inc., Retirement
                                    Residences Real Estate Investment Trust and vice chairman of NPS
                                    Allelix.
                                    Dr. Evans is Chairman of the Corporate Governance Committee and a
                                    member of the Audit Committee, the Environment Committee and the
                                    Personnel Committee.

          LOGO                      WILLI KERTH                                                                     2000
                                    Willi Kerth, 64, joined Algroup in 1967 and retired from Algroup in
                                    1999. Mr. Kerth held a number of management positions in its German,
                                    French, U.S. and Swiss Subsidiaries before being appointed managing director of Alusuisse Swiss Aluminium Ltd., the principal Swiss operating company in Algroup's aluminium business. Since his retirement, Mr. Kerth has continued to act as a member of the board of directors of Alusuisse Swiss Aluminium Ltd.
                                    Mr. Kerth is a member of the Corporate Governance Committee and the
                                    Environment Committee.

          LOGO                      J.E. NEWALL, O.C.                                                               1985
                                    Ted Newall, 65, is chairman and a director of NOVA Chemicals
                                    Corporation. He was chief executive officer of NOVA Corporation from
                                    1991 to 1998. He was also chairman and chief executive officer of
                                    DuPont Canada Inc. from 1980 to 1991. Mr. Newall is a director of BCE
                                    Inc., Bell Canada, Canadian Pacific Ltd., Maple Leaf Foods Inc. and
                                    Royal Bank of Canada. He is also a chairman of the Board of Governors of the University of Calgary.
                                    Mr. Newall is a member of the Corporate Governance Committee and the
                                    Personnel Committee and is Chairman of the Environment Committee.

                                                                                                                  Director
                                                                                                                    since
                                                                                                                  --------
          [PHOTO]                   GUY SAINT-PIERRE, O.C.                                                          1994
                                    Guy Saint-Pierre, 66, is chairman and a director of SNC-Lavalin Group
                                    Inc., having served as president and chief executive officer from 1989 to 1996. From 1970 to 1976, he served with the Government of Quebec, first as Minister of Education and then as Minister of Industry and
                                    Commerce. Between 1978 and 1989, he was president and chief executive officer of Ogilvie Mills Ltd. Mr. Saint-Pierre is a director of BCE
                                    Inc., Bell Canada, General Motors of Canada and Royal Bank of Canada.
                                    Mr. Saint-Pierre is a member of the Corporate Governance Committee and is Chairman of the Audit Committee.

          [PHOTO]                   GERHARD SCHULMEYER                                                              1996
                                    Gerhard Schulmeyer, 62, is president and chief executive officer of
                                    Siemens Corporation in the United States, having been president and chief executive officer of Siemens Nixdorf in Germany between 1994 and
                                    1998. Prior to joining Siemens Nixdorf, Mr. Schulmeyer was executive vice president and a member of the executive committee of Asea Brown
                                    Boveri Ltd. as well as president and chief executive officer of ABB
                                    Inc., U.S.A. From 1980 to 1989, he held various senior positions with
                                    Motorola Inc. culminating with that of executive vice president, deputy to the chief executive officer, responsible for European business. He is chairman of the supervisory board of Alcan Deutschland
                                    GmbH, serves on the supervisory board of Thyssen-Bornemisza Holding
                                    N.V., the boards of Zurich Financial Services, Arthur D. Little, Inc.,
                                    Ingram Micro, FirePond and Korn/Ferry as well as the international advisory board of Banco Santander Central Hispano.
                                    Mr. Schulmeyer is a member of the Corporate Governance Committee and the Audit Committee.

          [PHOTO]                   PAUL M. TELLIER, C.C.                                                           1998
                                    Paul M. Tellier, 61, has been president and chief executive officer of the Canadian National Railway Company since October 1992. From 1985 to
                                    1992, Mr. Tellier held the position of Canada's most senior civil servant as Clerk of the Privy Council Office and Secretary to the
                                    Cabinet of the Government of Canada. During his years in the Canadian civil service, which started in 1967, Mr. Tellier held several senior positions, including deputy minister of Indian Affairs and Northern
                                    Development, deputy minister of Energy, Mines and Resources, directorships of Petro Canada and Atomic Energy of Canada Limited and
                                    chairman of the International Energy Agency. Mr. Tellier is a director of Bombardier Inc., BCE Inc., Bell Canada and McCain Foods, and is
                                    past chairman of the Conference Board of Canada.
                                    Mr. Tellier is a member of the Corporate Governance Committee and the
                                    Audit Committee.

HOLDINGS OF SHARES AND DEFERRED SHARE UNITS BY DIRECTORS

All Directors named in the table below are present Directors and are nominees for election as Directors at the Meeting, there being no other nominees.

The second column shows Shares which are beneficially owned (including Shares over which control or direction is exercised). The third column shows Units held under the Deferred Share Unit Plans described on page 24; these Units do not carry voting rights.

----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Number of
  Name                                                         Number of Shares              Deferred Share Units
----------------------------------------------------------------------------------------------------------------------------
  W.R.C. Blundell                                                   2,228                           1,179(1)
----------------------------------------------------------------------------------------------------------------------------
  M. Ebner                                                          1,912                              88(1)
----------------------------------------------------------------------------------------------------------------------------
  T. Engen                                                          5,500                           1,674(1)
----------------------------------------------------------------------------------------------------------------------------
  J.R. Evans                                                        4,380                           4,978(1)
----------------------------------------------------------------------------------------------------------------------------
  W. Kerth                                                          7,440                              75(1)
----------------------------------------------------------------------------------------------------------------------------
  J.E. Newall                                                       7,704                           1,908(1)
----------------------------------------------------------------------------------------------------------------------------
  G. Saint-Pierre                                                  11,890                           1,558(1)
----------------------------------------------------------------------------------------------------------------------------
  G. Schulmeyer                                                     1,592                           1,439(1)
----------------------------------------------------------------------------------------------------------------------------
  P.M. Tellier                                                      1,776                           1,022(1)
----------------------------------------------------------------------------------------------------------------------------

(1) Held as DDSUs described on page 24.

Mr. Blundell and his spouse beneficially own, respectively 5,000 and 1,500 Floating Rate Cumulative Redeemable Preference Shares, Series C.

Mr. Engen owns his Shares jointly with his spouse.

HOLDINGS OF SHARES BY OTHERS

As of 31 December 2000, BZ Group Holding Limited, Spezialitaeten Vision AG and Stillhalter Vision AG beneficially owned 35,814,240 Shares, with shared voting and shared dispositive power over this entire amount, according to a Schedule 13D filing; this shareholding amounted to 11.1% of the outstanding Shares.

CORPORATE GOVERNANCE PRACTICES

The following description of corporate governance practices in Alcan is made in response to regulations of The Toronto Stock Exchange. The Guidelines referred to below are those set out in the aforesaid regulations.

The mandate of the Board is to "manage the business and affairs" of the Company through the Company's Management and to discharge the Board's duties and obligations in accordance with the provisions of (a) the Canada Business Corporations Act, (b) the Company's constituting documents and by-laws, and
(c) other applicable legislation and Company policies. The Company's system of corporate governance covers the items listed in Guideline 1.

An unrelated Director is a Director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the Director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding.

Of the present Board of nine (9) Directors, W.R.C. Blundell is presently interim President and Chief Executive Officer of Alcan, Gerhard Schulmeyer is chairman of the supervisory board of Alcan Deutschland GmbH (a wholly-owned Subsidiary of Alcan) and Willi Kerth is a director of Alusuisse Swiss Aluminium Ltd. The majority of Directors are unrelated Directors. An unrelated Director is a Director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the Director's ability to act with a view to the best interests of the Company, other than interests and relationships arising from shareholding. Alcan does not have a controlling Shareholder. The composition of the Board, accordingly, meets the test in Guidelines 2 and 3.

The Corporate Governance Committee recommends candidates to the Board for appointment as Directors. Nominees are selected as potential representatives of Shareholders as a whole and not as representatives of any particular Shareholder or group of Shareholders. Care is taken to ensure that the Board of Directors is constituted with a majority of individuals who qualify as unrelated Directors. The requirement in Guideline 4 has been met.

The Corporate Governance Committee is also responsible for assessing the performance of the Board. The Committee ensures the adequacy of the time commitment of individuals to Alcan matters. This is in accordance with Guideline 5.

Alcan's Secretary prepares a Directors' Manual for new and existing Directors, which is updated from time to time. Visits by Directors are made to Alcan plant and business locations to give additional insight into Alcan's business. This is in accordance with Guideline 6.

The Board is satisfied that its number of Directors provides for an efficient Board and meets the criteria in Guideline 7.

The mandate of the Corporate Governance Committee includes Directors' compensation. In determining Directors' compensation, the Committee considers time commitment, risks and responsibilities. This is in accordance with Guideline 8.

The Board has appointed five committees as described on pages 10 and 11. Each Committee is made up of Non-Executive Directors and a majority of unrelated Directors and, therefore, the requirements in Guideline 9 are met.

The mandate of the Corporate Governance Committee also includes the review of corporate governance practices in general and, therefore, meets the requirements in Guideline 10.

The Board's prime stewardship responsibility is to ensure the viability of the Company and to ensure that it is managed in the interest of the Shareholders as a whole, while taking into account the interests of other stakeholders. In addition, the Board sets out, at least once a year, objectives for the Chief Executive Officer in accordance with Guideline 11.

The Board has a Chairman (J.R. Evans) who is not a member of Management; this structure allows the Board to function independently of Management. This is in accordance with Guideline 12.

The mandate of the Audit Committee, which is composed entirely of Non-Executive Directors, is described on page 10. The Committee has direct discussions with external and internal auditors. This is in accordance with Guideline 13.

In relation to Guideline 14, the Board does not have a formal system where Directors can engage outside advisors at any time; however the Board has in the past sought out separate advice.

In addition to the statutory duties under the Canada Business Corporations Act, the Company's corporate governance practices require that the following matters be subject to Board approval:

     (1) capital expenditure budgets and significant investments and divestments (over $50 million),

     (2) at the discretion of the Chief Executive Officer, any matter which may have the potential for important impact on the Company,

     (3) the number of Directors within the minimum (9) and maximum (20) limits provided in the Company's Articles of Incorporation,

     (4)  the terms of appointment of Non-Executive Directors, and

     (5)  the appointment and remuneration of Officers of the Company.

In order to receive Shareholder feedback and to respond to Shareholder concerns, Alcan maintains an experienced investor relations staff whose primary responsibility is to provide information and analysis to the investing community in accordance with Alcan's policy on public disclosures. This policy has been established in compliance with applicable legal disclosure requirements in Canada and in the United States and is reviewed periodically. The investor relations staff meets periodically with investors and analysts and is accessible to Shareholders by telephone during business hours. These services facilitate the receiving of Shareholder comments.

The Management of Alcan is responsible for conducting the business and operations of the Company in accordance with a business strategy approved by the Board. Management's authority to act in certain matters which may have the potential for important impact on the Company, including decisions by the Chief Executive Officer, is subject to prior Board approval as described above. However, before being submitted to the Board, certain matters (e.g. dividends, securities issues, proxy circulars, annual reports and significant investment/divestment proposals) are prepared and reviewed by Management with external professional advice, as necessary.

BOARD MEETINGS AND BOARD COMMITTEES

The Board held fifteen (15) meetings during 2000, eight of which were held by telephone conference.

As part of the terms of the Combination, four Directors have resigned on 26 October 2000: W. Chippindale, E.R. Clitheroe, A.E. Gotlieb and G. Russell. Four new Directors were nominated on the same date: W.R.C. Blundell, M. Ebner,
R. Gasser and W. Kerth.

The description of the Committees below reflects the current membership. The Board has appointed the Committees but has not appointed an executive committee of the Board.

CORPORATE GOVERNANCE COMMITTEE

This Committee is composed of Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. W.R.C. Blundell(1), M. Ebner,
T. Engen, J.R. Evans (Committee Chairman), W. Kerth, J.E. Newall,
G. Saint-Pierre, G. Schulmeyer and P.M. Tellier serve on this Committee, which met six times during 2000.

As mentioned above (page 9), the Committee has the broad responsibility of reviewing corporate governance within Alcan (including Board practices and performance) and of making recommendations with respect to such matters to the Board. The Committee also maintains an overview of the composition of the Board and reviews candidates for nomination as Directors as well as membership of all Board Committees. It also considers recommendations from the Personnel Committee regarding compensation of Non-Executive Directors as well as the appointments of the Chairman of the Board and the Chief Executive Officer of Alcan.

AUDIT COMMITTEE

This Committee consists of not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. W.R.C. Blundell(1), J.R. Evans, R. Gasser, G. Saint-Pierre (Committee Chairman), G. Schulmeyer and P.M. Tellier serve on this Committee, which met three times during 2000.

The objective of the Committee is to assist the Board in fulfilling its functions relating to corporate accounting and reporting practices as well as financial and accounting controls, to provide an effective oversight of the financial reporting process, and to review financial statements as well as proposals for issues of securities.

This Committee is established in accordance with the provisions of the Canada Business Corporations Act.

ENVIRONMENT COMMITTEE

This Committee is composed of not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. J.R. Evans,
W. Kerth and J.E. Newall (Committee Chairman) and P.H. Pearse serve on this Committee, which met once during 2000.

(1) Except for Mr. Blundell's period of service as interim President and CEO. The Committee has the broad responsibility of reviewing the policy, management practices and performance of Alcan in environmental matters and of making recommendations to the Board with respect to such matters.

PERSONNEL COMMITTEE

This Committee is composed of the Chairman and not less than three Directors who are not officers or employees of Alcan or its Subsidiaries or Related Companies. W.R.C. Blundell(1), M. Ebner, T. Engen (Committee Chairman), J.R. Evans, and J.E. Newall serve on this Committee, which met five times during 2000.

The Committee has the broad responsibility of reviewing any and all personnel policy and employee relations matters and of making recommendations with respect to such matters to the Board or the Chief Executive Officer, as appropriate. It also reviews and approves Alcan's executive compensation policy.

The Committee also makes recommendations to the Corporate Governance Committee on compensation of Non-Executive Directors as well as on the appointments of the Chairman of the Board and the Chief Executive Officer of Alcan.

OPTIONS COMMITTEE

A Committee whose members are the same as the members of the Personnel Committee administers the Alcan Executive Share Option Plan described on page 19.

EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

General

Alcan's executive compensation policies cover cash compensation and benefits, including pensions, and are designed to enable Alcan to attract, motivate and retain highly qualified people to carry out the objectives of the organization. The Personnel Committee (the "Committee"), all of whose members are Non-Executive Directors, has the duty and responsibility to review and approve these policies periodically and to make recommendations with respect to such matters either to the Board or to the Chief Executive Officer, as may be appropriate. The policies provide a compensation package that is internally equitable, externally competitive and reflects individual efforts and achievements. The cash compensation structure and benefits programs, including short- and long-term incentive plans, are designed to be competitive with the median of selected comparator groups of companies. These companies, identified as a "Compensation Peer Group", are comparable to Alcan in size, are also involved in cyclical industries, and have a global presence. In the case of the Canada-based Executive Officers, the Compensation Peer Group includes both Canada-based and U.S.-based enterprises. When establishing the level of compensation, weight is given to U.S. compensation practices. For Canada-based Executive Officers, the weight given to U.S. compensation practices ranges from 20% to 100%. These different weightings reflect the increasing global importance of the senior management level positions in the organization. At all other levels in the Company world-wide, the policies governing the compensation of executives are generally related solely to their relevant national markets; the competitiveness of senior employees' compensation in countries other than Canada is derived from consultant surveys of the Compensation Peer Group in their respective countries.

Alcan retains external consultants to assist its Human Resources Department and the Committee in collecting the required comparative data and providing advice concerning all aspects of compensation of its senior employees. From time to time, the Committee has retained the services of its own consultant to assist it in its deliberations, and may do so again in the future.

Compensation of the Executive Officers

Annual compensation of the Executive Officers comprises base salaries, incentive plans and benefits programs. Base salaries for Executive Officers are reviewed annually. Any proposed changes are reviewed and approved by the Committee before implementation and are based on an evaluation of each Executive Officer's current performance.

A substantial proportion of the Executive Officers' compensation is related to the performance of Alcan.

Alcan's short-term incentive plan, known as the Executive Performance Award ("EPA") Plan, has three components, each based on a different aspect of performance: (1) the overall profitability of Alcan, (2) the performance of Alcan against key strategic corporate objectives, and (3) the performance of Alcan's business units. These are explained in the numbered paragraphs below.

     1. The award for overall profitability of Alcan is called the Value Creation Award ("VCA"). The VCA is related to Economic Value Added ("EVA(R)"). The VCA for the Executive Officers has a guideline payment range of 8.5% to 30% of salary grade mid-point against which actual performance is measured. The minimum VCA payment can be nil and the maximum, in a year of exceptionally strong improvement in EVA(R), could be up to three times the guideline amount. All Executive Officers received an award from this component of the EPA Plan for the year 2000. ("EVA(R)" is a registered trademark of Stern Stewart & Co.)

     2. The award for achieving corporate objectives, called the Corporate Objectives Award ("COA"), focuses on Alcan's critical corporate objectives. These objectives are established as part of the annual business planning process by the Chief Executive Officer and are submitted to the Committee for approval at the start of each year. The COA is independent of the VCA objective. For Executive Officers, the COA has a guideline payment range of 8.5% to 20% of salary grade mid-point. The minimum COA payment is nil and the maximum could be up to twice the guideline amount. All Executive Officers received an award from this component of the EPA Plan for the year 2000.

     3. The award for business unit performance is called the Business Unit Award ("BUA"). The BUA provides for an award based on the business unit's performance measured against pre-established objectives for the year. The BUA is independent of the VCA and COA objectives. For Executive Officers, the BUA has a guideline payment range of 16% to 50% of salary grade mid-point. The minimum BUA payment is nil and the maximum could be up to twice the guideline amount. However, the Committee may, at its discretion, approve the payment of a BUA award in excess of the maximum in cases of exceptional individual performance. The criteria for rewards under this aspect of the EPA Plan are set annually by management at various levels and their respective superiors. There are 17 major business units within Alcan worldwide. All Executive Officers received awards from this component of the EPA Plan for the year 2000.

An exception to the practice described in the preceding paragraphs is made in the case of termination of employment (retirement, resignation or death). In that year, the employee receives guideline VCA, COA and BUA amounts, prorated for the number of months actually employed.

Under the Executive Deferred Share Unit Plan, Canada-based Executive Officers may elect, prior to the beginning of any particular year, to receive Executive Deferred Share Units ("EDSUs") with a value equal to either 50% or 100% of their EPA in respect of that year, instead of a cash payment. The number of EDSUs is determined by dividing the amount so elected by the average price of a Share on the Toronto and New York stock exchanges at the end of the year preceding the year in question. Additional EDSUs are credited to each holder thereof corresponding to dividends declared on Shares. The EDSUs are redeemable only upon termination of employment (retirement, resignation or death). The amount to be paid by Alcan upon redemption (which must be on or before 15 December of the calendar year next following the termination) will be calculated by multiplying the accumulated balance of EDSUs by the average price of a Share on the said exchanges at the time of redemption.

Under the terms of a Non-Qualified Deferred Compensation Plan, the Executive Officers based in the U.S. may elect, prior to the beginning of any particular year, to defer up to 75% of their base salary and up to 100% of their EPA award in respect of that year, instead of cash payments. The deferral period elected by a participant in the plan must not be less than three years from the date of deferral nor extend more than five years beyond the date of normal retirement. The deferral amount is allocated to one or more of nine investment vehicles chosen by the participant. Final distribution of the accumulated balance is made within 90 days after either the end of the last year of the elected period, or the end of the year of the participant's death, resignation or retirement.

The Alcan Executive Share Option Plan (described on page 19), which is administered by the Options Committee, composed of Non-Executive Directors, is a long-term incentive plan closely aligned with the interests of Shareholders and forms part of the Executive Officers' total compensation. The purpose of the Option Plan is to attract and retain employees and to encourage them to contribute to growth in the price of Alcan Shares. When determining the competitiveness of senior employees' total compensation, the compensation value of Option grants is taken into account. For Executive Officers, the number of Options granted annually generally produces annual compensation values which, when expressed as a multiple of annual base salary, are much lower than those provided by U.S.-based companies within the Compensation Peer Group, but higher than those of Canada-based companies within the Compensation Peer Group.

Three Executive Officers participate in the Medium-Term Incentive Plan ("MTIP"), which provides a cash award if, over the three year period (1999 -- 2001), their business unit achieves specific financial targets based on the objective of a sustainable improvement in pre-tax income over 1998. At the end of 2000, this MTIP was terminated and replaced by a new plan, effective 1 January 2001. The Committee approved an award of $299,000 for E.P. LeBlanc and a nil award for R.B. Evans with respect to the prorated 2-year achievements. As regards to
J. Bougie's award, see paragraphs 3 and (d) on page 15.

Given that certain Executive Officers had taken on much larger responsibilities, effective 1 January 2000, as a result of the potential three-way combination between Alcan, Pechiney and Algroup, the Committee recommended the payment of an additional monthly cash compensation related to those additional responsibilities. With the cancellation of the three-way combination, the additional monthly cash compensation was terminated on 30 June 2000. During the 6-month period, the following cash compensation was paid to the following Named Executive Officers (as defined on page 18): J. Bougie $100,000, R.B. Evans $12,000, and E.P. LeBlanc $12,000.

Alcan entered into a change of control agreement ("Change of Control Agreement") with certain Executive Officers (J. Bougie, B.W. Sturgell, E.P. LeBlanc, R.B. Evans and R.L. Ball) on 23 July 1999 which is due to expire on 31 July 2002. The terms of the Change of Control Agreement are effective upon the occurrence of two events: (1) a change of control of Alcan (as defined in the Change of Control Agreement), and (2) the termination of the Executive Officer's employment with Alcan either by Alcan without cause other than for disability or by the Executive Officer himself for good reason (as defined in the Change of Control Agreement such as any material diminution in the Executive's duties and responsibilities, reduction in annual base salary rate, or relocation of his principal business location) within a period of 12 months from the date of such change of control. In addition, in the event that the Executive Officer's employment with Alcan is either terminated by Alcan without cause other than for disability or terminated by himself for good reason (based on an event occurring within three months prior to the occurrence of a change of control), within three months prior to the occurrence of a change of control, such termination is deemed to be covered by the Agreement.

If the Executive Officer's employment is terminated for cause following a change of control, Alcan will pay the Executive Officer his base salary, the prorated amount of the guideline award under the EPA Plan and the cash value of any untaken and accrued vacations to the date of termination. Alcan will also accrue service under its pension plans and maintain all other benefits and perquisites in which the Executive Officer participates to the date of termination and not grant any Options to purchase Shares under the Alcan Executive Share Option Plan (described on page 19) to the Executive Officer between the date of notice of termination and the actual date of termination.

If Alcan terminates the employment of the Executive Officer following a change of control without cause or if the Executive Officer terminates his own employment after a change of control for good reason, the Executive Officer will be entitled to an amount equal to 36 times the sum of his monthly (a) base salary on the date of termination, (b) EPA guideline amount in force at the date of termination, and (c) MTIP at the date of termination.

Compensation of the Chief Executive Officer

The Chief Executive Officer's annual compensation is administered by the Committee according to the policies described above. The companies forming the Compensation Peer Group for the Chief Executive Officer are specifically selected because they and Alcan have chief executive officers with responsibilities of similar magnitude. Alcan's Chief Executive Officer participates in the EPA Plan, and the relationship between his compensation and Alcan's performance is based on the same criteria as those discussed generally for other participants in the EPA Plan.

Given the uniqueness of Alcan as one of the largest global Canadian corporations with 60% of its assets and 80% of its employees located outside Canada, the Committee decided to set the total annual compensation of its Chief Executive Officer, beginning in 1997, at the level of U.S.-based peers in similar enterprises. In making this change, the Committee increased the proportion of the Chief Executive Officer's compensation which is variable and "at risk" and, more importantly, has placed greater emphasis on long-term performance linked directly to total Shareholder return. With this change, the Committee determined to administer the Chief Executive Officer's total compensation with a longer term perspective rather than through annual adjustments. To this end, Mr. Bougie's compensation was established in accordance with a 43-month term agreement (1 January 2000 to 31 July 2003). Under this modified approach, the fixed portion of the total compensation (the base salary and the value of pension benefits) represented some 20% thereof while the "at risk" portion, comprising the short-term, medium-term and long-term incentive plans, represented 80% thereof. Furthermore, the "at risk" portion was linked directly to improved long-term Shareholders' value through a combination of grants under the Option Plan and the Executive Deferred Share Unit Plan.

The 43-month agreement referred to above provided for Mr. Bougie's compensation as follows:

     1. A base salary of $800,000 per annum, commencing 1 January 2000 and increasing at the rate of $50,000 per year on the anniversary of 1 January.

     2. An annual short-term incentive grant, using the formula under the EPA Plan and based on a guideline of 100% of salary mid-point. The annual grant may be received in the form of EDSUs or cash, as elected by the Chief Executive Officer. For the year 2000, the Chief Executive Officer elected to receive it in the form of EDSUs and received 23,250 EDSUs (the figure being determined by dividing the value he would have received under the EPA Plan by the average price of a Share at the end of 1999, $40.19).

     3. An MTIP, whereby the Chief Executive Officer would be entitled to receive a further award for the first performance cycle (three years) if, over this cycle, Alcan achieves specific financial targets based on the objective of a sustainable improvement of $700,000,000 pre-tax income, subject to adjustment if certain underlying assumptions changed. The achievement of this objective over a three-year cycle would give rise to an award of $1,125,000; lower and higher awards would be made if the income improvement falls short or surpasses that objective as the case may be with a maximum of $2,700,000 for an income improvement of $910,000,000.

     4. A leveraged long-term incentive to provide the additional incentive focusing on the creation of shareholder value. In 2000, the Committee granted 975,000 Options. The exercise price was set at Can. $46.38 per Share, exercisable during the period from 18 October 2000 up to 17 October 2010 (10 years from the date of grant).

     5. A pension calculated on the basis of salary plus the EPA Plan guideline amount but, in view of the increases in the Chief Executive Officer's direct compensation described above, the pensionable portion of his EPA is limited to 40%. However, under certain conditions of termination of employment, his pension would be subject to a minimum guaranteed amount once again based on salary and pensionable EPA at 75% of salary.

Resignation of the Chief Executive Officer

In view of Mr. Bougie's resignation on 10 January 2001, the Board of Directors, upon recommendation of the Committee, entered into specific retirement arrangements, which override the foregoing and may be summarized as follows:

     a) in light of (i) Mr. Bougie's contribution to Alcan for over 20 years and his performance as Chief Executive Officer which included the entire strategic refocusing of Alcan and the completion of the Alusuisse Group Ltd. merger, (ii) Mr. Bougie's substantial accrued but untaken vacation, and (iii) Mr. Bougie's undertaking to remain available as a special advisor to the Board of Directors and senior management team, Mr. Bougie will be paid an extraordinary bonus in the aggregate amount of $3,962,140 approximately $1,000,000 of this amount to be paid to Mr. Bougie as an inactive employee over a period of 30 months, subject to acceleration by him.

     b) all waiting and holding periods in respect of all of Mr.
        Bougie's Alcan stock options were waived in accordance with the retirement rules of the Share Option Plan;

     c) Mr. Bougie's pension will be determined according to what he would have been contractually entitled to receive had he retired at age 56 rather than age 53.5. The pension is receivable immediately unless the Board of Directors and Mr. Bougie mutually agree to a different but actuarially equivalent form of payment; and

     d) the MTIP was cancelled as regards Mr. Bougie with no further payments to be made.

Approval of this Report on Executive Compensation

The Committee, whose members are set out below, has approved the issue of this Report and its inclusion in this Management Proxy Circular.

                                             T. Engen, Chairman of the Committee
                                             M. Ebner
                                             J.R. Evans
                                             J.E. Newall

PERFORMANCE GRAPH

The following graph compares the cumulative total Shareholder return on Can. $100 invested in Shares with the cumulative total return of the Toronto Stock Exchange 300 Stock Index, assuming reinvestment of all dividends. Additional comparisons, which the Personnel Committee believes to be appropriate, are provided with respect to three U.S. Dollar-based indices, the Standard & Poor's 500 Index, the Standard & Poor's Aluminum Index and the Standard & Poor's Metals Mining Index.

The Company intends to replace the Standard & Poors Aluminum Index with the Standard & Poors Metals Mining Index, since the former Index only includes the Company and one competitor whereas the broader Metals Mining Index should allow for a more meaningful comparison. In accordance with statutory requirements, both indices are included this year.

                       COMPARISON OF FIVE-YEAR CUMULATIVE

                                      PERFORMANCE GRAPH

--------------------------------------------------------------------------------
                      1995      1996      1997     1998       1999       2000
--------------------------------------------------------------------------------
Alcan                 100        110        92       92        144        121
--------------------------------------------------------------------------------
TSE 300               100        128       148      145        191        205
--------------------------------------------------------------------------------
S&P Metals Mining     100        102        69       49         94         65
--------------------------------------------------------------------------------
S&P 500               100        123       164      211        255        232
--------------------------------------------------------------------------------
S&P Aluminium         100        115       117      119        234        194
--------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

Compensation paid to the Chief Executive Officer and the four other most highly compensated Executive Officers for each of the three most recently completed financial years is set out in the table below. These individuals are hereinafter collectively referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------
                                           Annual Compensation               Long-term Compensation
                                 ---------------------------------------- -----------------------------
                                               Bonus
                                             (Executive                    Shares Under    Restricted
        Name and                            Performance    Other Annual       Options         Share         All Other
   Principal Position     Year     Salary      Award)      Compensation       Granted         Units        Compensation
                                                 (1)            (2)             (3)            (4)             (2)
                                    ($)          ($)            ($)             (#)            (#)             ($)
--------------------------------------------------------------------------------------------------------------------------
 J. Bougie (5)            2000    800,000   See Note(6)        49,979      975,000(7)      23,250(6)    128,933(8)(9)(15)
 President and Chief      1999    740,700   See Note(10)      426,486      200,000(7)      71,955(10)    27,173
 Executive Officer        1998    739,906   See Note(11)       52,914            0         29,732(11)    20,475
--------------------------------------------------------------------------------------------------------------------------
 E. P. LeBlanc            2000    451,250    346,500(14)       23,725       51,000(7)           0(14)   327,660(8)(9)
 Executive Vice           1999    393,438    418,815           23,523       51,000(7)           0       141,583(13)
 President                1998    273,994    126,842           22,408       51,000(12)      4,848        13,287
--------------------------------------------------------------------------------------------------------------------------
 R. B. Evans              2000    451,250    316,800          104,125       51,000(7)           0        34,427(8)(9)
 Executive Vice           1999    388,750    398,057           32,957       51,000(7)           0       122,835(13)
 President                1998    308,333    298,377           64,748       32,100(12)          0        17,707
--------------------------------------------------------------------------------------------------------------------------
 B. W. Sturgell           2000    432,500    307,500           38,275       32,100(7)           0        26,952
 Executive Vice           1999    395,000    484,550          175,092       51,000(7)           0        13,771
 President                1998    336,667    308,786          813,612       32,100(12)          0        15,670
--------------------------------------------------------------------------------------------------------------------------
 R.L. Ball                2000    410,000    270,600          270,102       32,100(7)           0        23,712
 Executive Vice           1999    392,500    339,725          181,513       32,100(7)           0        33,775
 President                1998    370,000    284,500          218,107       35,100(12)          0        49,148
--------------------------------------------------------------------------------------------------------------------------

 (1) See page 12 for description of the Executive Performance Award Plan.

 (2) See Other Compensation on page 19.

 (3) See page 19 for description of the Alcan Executive Share Option Plan.

 (4) See page 13 for description of the Executive Deferred Share Unit Plan.

 (5) J. Bougie resigned on 10 January 2001.

 (6) Received 100% of the EPA in the form of 23,250 EDSUs under the Executive Deferred Share Unit Plan (see paragraph 2 on page 15 for description) based on the Share price ($40.19) at the end of 1999; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description).

 (7) Granted as C Options.

 (8) See page 13 for description of the Medium-Term Incentive Plan.

 (9) See page 19 for additional monthly cash compensation.

(10) Received 100% of the EPA in the form of 41,205 EDSUs, based on the Share price ($26.89) at the end of 1998; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description). Received also in the form of 30,750 deferred share units under the Medium-Term Incentive Plan.

(11) Received 100% of the EPA in the form of 29,732 EDSUs, based on the Share price ($27.16) at the end of 1997; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description).

(12) Granted as C Options together with the same number of associated D Options.

(13) Including payment under the Medium-Term Incentive Plan: R.B. Evans $100,000 and E.P. LeBlanc $125,000.

(14) Received 50% of the EPA in cash ($126,842) and 50% in the form of 4,848 EDSUs, based on the Share price ($27.16) at the end of 1997; these qualify for additional EDSUs corresponding to dividends declared subsequently (see page 13 for description).

(15) See page 15, paragraph (a) under caption "Resignation of the Chief Executive Officer".

Unless otherwise indicated, all compensation payments reported in this Management Proxy Circular are stated in U.S. Dollars converted, where necessary, from the currency of disbursement to U.S. Dollars at the average exchange rates for the respective year. The currency and exchange rate details are given in the table below:

                        CURRENCY AND EXCHANGE RATE TABLE

------------------------------------------------------------------------------------------------------------------------------
                                            Currency of                                          Average Exchange Rate
  Name                                     Disbursement                     Year              to convert to U.S. Dollars
------------------------------------------------------------------------------------------------------------------------------
 J. Bougie                                 U.S. Dollars                     2000                        1.0000
                                           U.S. Dollars                     1999                        1.0000
                                         Canadian Dollars                   1998                        0.6710
------------------------------------------------------------------------------------------------------------------------------
 E. P. LeBlanc                             U.S. Dollars                     2000                        1.0000
                                           U.S. Dollars                     1999                        1.0000
                                         Canadian Dollars                   1999                        0.6740
                                         Canadian Dollars                   1998                        0.6710
------------------------------------------------------------------------------------------------------------------------------
 R. B. Evans                               U.S. Dollars                     2000                        1.0000
                                           U.S. Dollars                     1999                        1.0000
                                           U.S. Dollars                     1998                        1.0000
------------------------------------------------------------------------------------------------------------------------------
 B. W. Sturgell                            U.S. Dollars                     2000                        1.0000
                                           U.S. Dollars                     1999                        1.0000
                                           U.S. Dollars                     1998                        1.0000
------------------------------------------------------------------------------------------------------------------------------
 R.L. Ball                                 U.S. Dollars                     2000                        1.0000
                                           U.S. Dollars                     1999                        1.0000
                                           U.S. Dollars                     1998                        1.0000
------------------------------------------------------------------------------------------------------------------------------

EXECUTIVE PERFORMANCE AWARD

The Executive Performance Award Plan and the related Executive Deferred Share Unit Plan are described on pages 12 and 13.

OTHER COMPENSATION

Compensation benefits made available to senior employees under various plans included those under (a) the Executive Performance Award Plan mentioned above,
(b) the Alcan Executive Share Option Plan described on page 19, (c) retirement benefit plans described on pages 22 and 23, (d) life insurance plans, (e) savings plans, (f) plans for the use and parking of automobiles, for professional financial advice through independent organizations, for deemed interest on loans and for the reimbursement of club membership fees, and (g) in applicable cases, expatriate benefits, foreign taxes, housing assistance, and directors' fees from Subsidiaries and Related Companies.

In the Summary Compensation Table on page 18, the amounts indicated for the year 2000 under the column titled Other Annual Compensation include benefits paid to the Named Executive Officers under these plans: automobile usage (J. Bougie, $16,438 and E. P. LeBlanc, $12,137), deemed interest (J. Bougie, $23,621), relocation costs (R. B. Evans, $38,750), housing assistance (R.L. Ball, $113,516), (B.W. Sturgell, $18,270) and domestic and foreign taxes (R.L. Ball, $109,519).

ALCAN EXECUTIVE SHARE OPTION PLAN

The Alcan Executive Share Option Plan ("Option Plan") provides for the granting to senior employees of non-transferable options ("Options") to purchase Shares (see REPORT ON EXECUTIVE COMPENSATION -- Compensation of the Executive Officers on page 12). The Option Plan is administered by the Options Committee referred to on page 11.

A Options

Prior to 22 April 1993, the Option Plan provided for the granting of Options hereinafter referred to as "A Options". No further A Options have been, or may be, issued after that date.

The exercise price per Share under A Options was initially set in 1981 at not less than 90% of the market value on the effective date of each grant of an A Option, but all A Options granted after 1985 were set at 100% of the market value on their effective dates. The effective date was fixed at the time of each grant. Each A Option is exercisable in whole or in part during a period commencing not less than three months after the effective date and ending not later than 10 years after that date. In the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. Alcan may make loans ("Option Loans"), at such interest rate, if any, as the above-mentioned committee may determine, to assist in financing the purchase of Shares through the exercise of A Options, but not in the case of the other Options hereinafter described (see INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS on page 24). The interest rate is currently nil on all outstanding Option Loans. The Option Loans have terms of up to 9 3/4 years. After exercise of an A Option, the employee may not dispose of the Shares during a one-year period ("Holding Period"). In the event of retirement or resignation or other termination of the employee, the Holding Period terminates upon repayment of the Option Loan. Each A Option has connected therewith stock appreciation rights ("SARs") in respect of one-half of the Shares covered by the A Option. Each SAR entitles the optionee to surrender unexercised the right to subscribe for one Share in return for a cash payment in an amount equal to the excess of the market value of such Share at the time of surrender over the subscription price.

B Options

Since 22 April 1993, the Option Plan provided for Options hereinafter referred to as "B Options".

The exercise price per Share under B Options is set at not less than 100% of the market value on the effective date of the grant of each B Option. The effective date is fixed at the time of the grant. Each B Option is exercisable (not less than three months after the effective date) in respect of 25%, 50%, 75% or 100% of the grant after a Waiting Period of 12, 24, 36 and 48 months, respectively, following the effective date. The Options expire 10 years after the effective date; in the event of retirement or death of the employee, any remainder of this 10-year period in excess of five years is reduced to five years. The B Options do not have SARs connected therewith.

C Options

Since 23 September 1998, the Option Plan has provided for Options hereinafter referred to as "C Options".

The exercise price per Share under C Options is set at not less than 100% of the market value of the Share on the effective date of the grant of each C Option. The effective date is fixed at the time of the grant. Each C Option is exercisable (not less than three months after the effective date) in respect of one-third of the grant when the market value of the Share has increased by 20% over the exercise price, two-thirds of the grant when the market value of the Share has so increased by 40% and the entire amount of the grant when the market value of the Share has so increased by 60%. The said market values must exceed those thresholds for at least 21 consecutive trading days. The said thresholds are waived 12 months prior to the expiry date which is 10 years after the effective date. In the event of death or retirement, any remainder of this 10-year period in excess of five years is reduced to five years, and the said thresholds are waived. The C Options do not have SARs connected therewith.

D Options

In respect of B and C Options granted to certain senior executives, Alcan has granted further Options, hereinafter referred to as "D Options", which grant shall become effective upon the exercise of associated B or C Options and upon the executive placing at least one-half of the Shares resulting from the exercise of the B or C Option, as the case may be, in trust with an agency named by Alcan for a minimum period of five years. The exercise price per Share of each D Option is set at not less than 100% of the market value on the exercise date of the associated B or C Option. D Options are exercisable in the same manner as the associated B or C Option. The option period for the D Option will terminate on the same date as the associated B or C Option. In the event of death or retirement, any remainder of this Option period in excess of five years is reduced to five years. The vesting provisions of the D Option are identical to those of the associated B or C Option. The D Options do not have SARs connected therewith.

In 1998, Alcan granted D Options to certain executives associated with each of the 1996 and 1997 option grants, up to a maximum of 10,000 D Options for each grant.

E Options

Options granted under the Algroup Share Option Plan on 3 May 2000 were converted into Options of Alcan under the Option Plan as a result of the Combination. These Options are hereinafter referred to as "E Options". The exercise price per Share was originally set at 110% of market price and the right to purchase one share of Algroup was converted in the right to purchase 21.66 Shares of Alcan. Each E Option is exercisable in whole or in part during a period commencing not less than three years after the date of grant and ending not later than five years after that date. In the event of death or disability, this period is waived. As this was a transitional measure related to the Combination, no further E Options will be issued.

Limits on Grants of B, C and D Options

As stated above, no further A Options may be issued.

Alcan may issue in any year B, C or D Options in respect of a Yearly Allotment, as defined in the Option Plan, in aggregate not exceeding 0.75% of the Shares outstanding as at the end of the previous calendar year. In addition, the unused portion of any previous Yearly Allotment may be carried forward. The cumulative maximum number of Shares which can be issued under the Option Plan after 31 December 1995 is 20,500,000.

Exercise of all Options

The Personnel Committee has determined that upon the completion of either Share Exchange Offer, all Options granted under the Option Plan shall become immediately exercisable in accordance with the terms of the Option Plan.

Grants and Exercises during 2000

The following table provides information pertaining to Options granted to the Named Executive Officers during 2000:

                           OPTION GRANTS DURING 2000

-----------------------------------------------------------------------------------------------------------------------------
                                      Shares
                                       Under                                   Exercise Price and
                                     Options           Percent of Total         Market Value on
                                     Granted           Options Granted           Date of Grant
  Name                                (#)(1)         To Employees in 2000        (Can. $/Share)        Expiration Date
-----------------------------------------------------------------------------------------------------------------------------
  J. Bougie                          975,000(2)              40.2                    46.38             17 October 2010
-----------------------------------------------------------------------------------------------------------------------------
  E. P. LeBlanc                       51,000(2)               2.1                    46.38             17 October 2010
-----------------------------------------------------------------------------------------------------------------------------
  R. B. Evans                         51,000(2)               2.1                    46.38             17 October 2010
-----------------------------------------------------------------------------------------------------------------------------
  B. W. Sturgell                      32,100(2)               1.3                    46.38             17 October 2010
-----------------------------------------------------------------------------------------------------------------------------
  R.L. Ball                           32,100(2)               1.3                    46.38             17 October 2010
-----------------------------------------------------------------------------------------------------------------------------

(1) Date of grant: 18 October 2000.

(2) C Option grant.

The following table provides certain required information pertaining to Options exercised by the Named Executive Officers during 2000 as well as year-end values:

                    AGGREGATED OPTION EXERCISES DURING 2000
                           AND YEAR-END OPTION VALUES

--------------------------------------------------------------------------------------------------------------------------------
                                                                  Shares Underlying                    Value of
                                    Shares         Aggregate         Unexercised                      Unexercised
                                   Acquired          Value            Options at                 In-the-Money Options at
  Name                           on Exercise        Realized     31 December 2000 (1)            31 December 2000 (1)
                                     (#)            (Can. $)             (#)                           (Can. $)
--------------------------------------------------------------------------------------------------------------------------------
  J. Bougie                           0                0             E : 729,900                     E : 5,377,938
                                                                     U : 975,000                     U : 5,235,750
--------------------------------------------------------------------------------------------------------------------------------
  E. P. LeBlanc                       0                0             E : 169,400                     E : 1,971,167
                                                                     U :  51,000                     U :   273,870
--------------------------------------------------------------------------------------------------------------------------------
  R. B. Evans                         0                0             E : 116,300                     E :   973,055
                                                                     U :  51,000                     U :   273,870
--------------------------------------------------------------------------------------------------------------------------------
  B. W. Sturgell                      0                0             E : 117,550                     E : 1,116,905
                                                                     U :  32,100                     U :   172,377
--------------------------------------------------------------------------------------------------------------------------------
  R.L. Ball                           0                0             E : 151,800                     E : 1,918,857
                                                                     U :  32,100                     U :   172,377
--------------------------------------------------------------------------------------------------------------------------------

(1) E: Exercisable  U: Unexercisable

RETIREMENT BENEFITS

Canadian Plans

During 2000, J. Bougie, and E. P. LeBlanc participated in the Alcan Pension Plan (Canada) and the Alcan Supplemental Retirement Benefits Plan (Canada), together herein referred to as the "Canadian Plans". Pensions up to a statutory limit are payable under the former and, in excess thereof, under the latter.

The Canadian Plans provide for pensions calculated on pensionable service and annual average earnings during the 36 consecutive months when they were the greatest, which earnings consist of salary and the Executive Performance Award at its guideline amount up to a maximum (for J. Bougie, see page 15). The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the said 36 months, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                 CANADIAN PLANS

-----------------------------------------------------------------------------------------------------------------------------
          Average Annual                                          Years of Pensionable Service
             Eaenings               -----------------------------------------------------------------------------------------
                ($)                       10             15             20             25             30             35
-----------------------------------------------------------------------------------------------------------------------------
              400,000                    17%            25%            33%            42%            50%            58%
-----------------------------------------------------------------------------------------------------------------------------
              500,000                    17%            25%            33%            42%            50%            59%
-----------------------------------------------------------------------------------------------------------------------------
         600,000 -- 800,000              17%            25%            34%            42%            50%            59%
-----------------------------------------------------------------------------------------------------------------------------
        900,000 -- 2,000,000             17%            25%            34%            42%            51%            59%
-----------------------------------------------------------------------------------------------------------------------------

In view of Mr. Bougie's resignation, specific retirement arrangements provide for a pension of 60% of his pensionable earnings and payable at his date of resignation (see page 15, paragraph (c) under the caption "Resignation of the Chief Executive Officer").

Non-Canadian Plans

During 2000, R.L. Ball, B. W. Sturgell and R. B. Evans participated in an Alcan-sponsored pension plan in the United States ("U.S. Plan") which provides for retirement benefits which are generally comparable with the Canadian Plans, but with a ceiling of 60% of annual average earnings and a maximum pensionable service of 35 years. The following table shows estimated annual retirement benefits, expressed as a percentage of annual average earnings during the three consecutive calendar years when they were the highest, payable upon normal retirement at age 65 to persons in the indicated earnings and pensionable service classifications.

                                   U.S. PLAN

-----------------------------------------------------------------------------------------------------------------------------
          Average Annual                                          Years of Pensionable Service
             Earnings               -----------------------------------------------------------------------------------------
                ($)                       10             15             20             25             30             35
-----------------------------------------------------------------------------------------------------------------------------
         500,000 -- 900,000              17%            25%            34%            42%            51%            59%
-----------------------------------------------------------------------------------------------------------------------------
      1,000,000 -- 2,000,000             17%            26%            34%            43%            51%            60%
-----------------------------------------------------------------------------------------------------------------------------

Deductions for Social Security

In the Canadian Plans, the retirement benefits described above are reduced by the excess (if any) of retirement benefits payable from non-Canadian social security and the Canada Pension Plan or the Quebec Pension Plan ("C/QPP") over the maximum retirement benefits under the C/QPP. The normal form of payment of pensions is a lifetime annuity with a guaranteed minimum of 60 monthly payments or a 50% lifetime pension to the surviving spouse.

Pensionable Earnings and Years of Pensionable Service

The 2000 pensionable earnings and estimated years of pensionable service (subject to a maximum of 35 years where applicable) on normal retirement at age 65 for the Named Executive Officers were as follows: R.L. Ball, $665,580 and
35 years, B.W. Sturgell, $688,080 and 25 years; E. P. LeBlanc, $599,750 and
33 years; R. B. Evans, $744,270 and 16 years. At retirement, Mr. Bougie's pensionable earnings were $1,120,000 and his years of pensionable service totalled 22 years.

RETIRING ALLOWANCES

Upon his retirement, R. B. Evans will be paid a retiring allowance equal to $38,700 increased by 7% per annum from 31 December 1999.

BOARD FEES

An employee of Alcan who is a Director is not entitled to receive fees for serving on the Board or on any Committee thereof.

COMPENSATION OF NON-EXECUTIVE DIRECTORS

FEES AND EXPENSES

During 2000, every Non-Executive Director was paid an annual fee of $25,000 and an additional annual fee of $5,000 for serving on a Committee of the Board, except for the Options Committee. If such Director also served as Chairman of a Committee, a further annual fee of $6,000 was paid. J.R. Evans, as Non-Executive Chairman of the Board, was paid a fee of $155,000 during 2000 in lieu of the above fees.

Non-Executive Directors are reimbursed for transportation and other expenses actually incurred in attending Board/Committee meetings. A travel fee of $1,000 is also payable to those Non-Executive Directors who require an extra day of travel to attend any Board/Committee meeting; during 2000, travel fees were paid as follows: P.H. Pearse, $7,000; and G. Schulmeyer, $5,000.

Non-Executive Directors who are not Canadian residents are entitled to paid tax advice. During 2000 the expenses were paid as follows : T. Engen, $1,500; and
G. Schulmeyer, $1,500.

SHARE INVESTMENT PLAN FOR DIRECTORS

Non-Executive Directors may invest all or part of their fees in Shares through the Share Investment Plan for Directors.

RETIREMENT ARRANGEMENTS

Under the Non-Executive Directors' Deferred Share Unit Plan, each Non-Executive Director is credited with a number of Directors' Deferred Share Units ("DDSUs"), as determined by the Board. At present, this number has been set at the equivalent of one DDSU for every $100 of Directors' fees (as described above, but excluding the travel fees) received by the Director. Until redemption, additional DDSUs are credited to each Director corresponding to dividends declared on the Shares. The DDSUs are redeemable only upon termination (retirement, resignation or death). The amount to be paid by Alcan upon redemption (which must be on or before 15 December of the calendar year next following the termination) will be calculated by multiplying the accumulated balance of DDSUs by the average price of a Share on the Toronto and New York stock exchanges at the time of redemption.

SPECIAL PAYMENT

As described on page 10, W. Chippindale, E.R. Clitheroe, A.E. Gotlieb and
G. Russell resigned from the Board on 26 October 2000. At the end of the year 2000, the fees and the equivalent of the DDSUs for serving on Committees of the Board and for serving on the Board were paid in cash as if these Non-Executive Directors had completed their mandate until the Meeting.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

Non-Executive Directors

Non-Executive Directors and former Non-Executive Directors are not indebted to Alcan.

Option Loans to Executive Officers

The required details with regard to Option Loans given to Executive Officers are shown in the following table. The aggregate indebtedness of all Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of Option Loans at 12 February 2001 was $2,544,839.

The terms of Option Loans are described on page 20.

           TABLE OF INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
                               UNDER OPTION PLAN

------------------------------------------------------------------------------------------------------------------------------
        Name and Principal Position          Involvement       Largest           Amount        Financially      Security for
                                               of Alcan         Amount        Outstanding        Assisted       Indebtedness
                                                             Outstanding         as at            Share
                                                             During 2000      12 February       Purchases
                                                                 ($)              2001         During 2000
                                                                                  ($)              (1)
                                                                                                   (#)
------------------------------------------------------------------------------------------------------------------------------
 R.L. Ball           Executive Vice             Lender          63,447           59,726             0               (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 J. Bougie           Former President and       Lender         411,975          348,958             0               (2)
                     Chief Executive
                     Officer
------------------------------------------------------------------------------------------------------------------------------
 C. Carroll          Vice President             Lender           7,397            7,027            500              (2)
------------------------------------------------------------------------------------------------------------------------------
 E.P. LeBlanc        Executive Vice             Lender          48,742           45,973             0               (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 G.R. Lucas          Vice President and         Lender          56,842           51,722             0               (2)
                     Treasurer
------------------------------------------------------------------------------------------------------------------------------
 G. Ouellet          Senior Vice President      Lender          51,584           48,718             0               (2)
------------------------------------------------------------------------------------------------------------------------------
 B.W. Sturgell       Executive Vice             Lender          40,242                0             0               (2)
                     President
------------------------------------------------------------------------------------------------------------------------------
 S. Thadhani         Executive Vice             Lender         105,747           99,872             0               (2)
                     President
------------------------------------------------------------------------------------------------------------------------------

(1) In respect of A Options only.

(2) Security for the indebtedness is provided by the deposit of the certificates representing the relevant Shares with CIBC Mellon Trust Company, as trustee, which holds the certificates registered in its name until full repayment of the particular Option Loan has been made to Alcan.

Other Loans to Executive Officers

The aggregate indebtedness of all Executive Officers and employees and former Executive Officers and employees of Alcan and its Subsidiaries (including the Named Executive Officers) to Alcan in respect of loans other than Option Loans at 12 February 2001 was $1,575,459.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

Alcan carries insurance covering liability, including defence costs, of Directors and Officers of Alcan and its Subsidiaries, incurred as a result of their acting as such, except in the case of failure to act honestly and in good faith. The policy provides coverage against certain risks in situations where Alcan may be prohibited by law from indemnifying the Directors or Officers. The policy also reimburses Alcan for certain indemnity payments made by Alcan to such Director or Officer, subject to a $10 million deductible in respect of each insured loss.

The premium paid by Alcan for coverage in 2000 was $370,000 and the limit of insurance is $125 million per occurrence and in the aggregate per year.

APPOINTMENT OF AUDITORS

At the Meeting, Shareholders will be called upon to appoint Auditors to serve until the next Annual Meeting of Alcan and to authorize the Directors to fix the remuneration of the Auditors so appointed.

The Board of Directors and Management, on the advice of the Audit Committee, recommend that PricewaterhouseCoopers LLP, Montreal, Canada, be appointed as Auditors. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse, have been the Auditors of Alcan since 1936.

A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will have the opportunity to make a statement should he desire to do so. He will also be available to answer questions.

APPROVAL OF BOARD OF DIRECTORS

The Board of Directors has approved the contents of this Management Proxy Circular and its issue to Shareholders.

                                                                            LOGO
                                                                 David McAusland
                                                          Senior Vice President,
                                                         Mergers & Acquisitions,
                                               Chief Legal Officer and Secretary